Exhibit (a)(1)(iv)

Form of Letter from the Fund to BCRED Shareholders

in Connection with the Fund’s Acceptance of Shares

BLACKSTONE PRIVATE CREDIT FUND

c/o SS&C GIDS, Inc.

P.O. Box 219270

Kansas City, MO 64121

Dear BCRED Shareholder:

This letter serves to inform you that Blackstone Private Credit Fund (the “Fund”) has received and accepted for purchase your tender of shares of beneficial interest in the Fund.

In accordance with the terms of the tender offer, you will be issued a promissory note, as described in the offer to purchase (the “Note”), which will be held on your behalf by SS&C GIDS, Inc., the Fund’s transfer agent (“Transfer Agent”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the tendered shares determined as of December 31, 2025 less the 2% “early repurchase deduction” (if such deduction is applicable to your investment, which is described in the Fund’s prospectus).

If you have any questions (or wish to request a copy of your Note), please contact the Fund’s Transfer Agent at (844) 702-1299.

Sincerely,

Blackstone Private Credit Fund